P R E S S R E L E A S E                                        EXHIBIT 99.1
Vornado Announces Fourth Quarter 2020 Financial Results
New York City | February 16, 2021
Vornado Realty Trust (NYSE: VNO) reported today:
Quarter Ended December 31, 2020 Financial Results
NET LOSS attributable to common shareholders for the quarter ended December 31, 2020 was $209,127,000, or $1.09 per diluted share, compared to net income attributable to common shareholders of $193,217,000, or $1.01 per diluted share, for the prior year's quarter. Adjusting for the items that impact period-to-period comparability listed in the table on the following page, net income attributable to common shareholders, as adjusted (non-GAAP) for the quarter ended December 31, 2020 and 2019 was $957,000 and $56,381,000, or $0.01 and $0.29 per diluted share, respectively.
FUNDS FROM OPERATIONS ("FFO") attributable to common shareholders plus assumed conversions (non-GAAP) for the quarter ended December 31, 2020 was $138,399,000, or $0.72 per diluted share, compared to $311,876,000, or $1.63 per diluted share, for the prior year's quarter. Adjusting for the items that impact period-to-period comparability listed in the table on page 3, FFO attributable to common shareholders plus assumed conversions, as adjusted (non-GAAP) for the quarters ended December 31, 2020 and 2019 was $127,217,000 and $171,030,000, or $0.66 and $0.89 per diluted share, respectively.
Year Ended December 31, 2020 Financial Results
NET LOSS attributable to common shareholders for the year ended December 31, 2020 was $348,744,000, or $1.83 per diluted share, compared to net income attributable to common shareholders of $3.098 billion, or $16.21 per diluted share, for the year ended December 31, 2019. Adjusting for the items that impact period-to-period comparability listed in the table on the following page, net loss attributable to common shareholders, as adjusted (non-GAAP) for the year ended December 31, 2020 was $6,907,000, or $0.04 per diluted share, and net income attributable to common shareholders, as adjusted for the year ended December 31, 2019 was $176,716,000, or $0.92 per diluted share.
FFO attributable to common shareholders plus assumed conversions (non-GAAP) for the year ended December 31, 2020 was $750,522,000, or $3.93 per diluted share, compared to $1.003 billion, or $5.25 per diluted share, for the year ended December 31, 2019. Adjusting for the items that impact period-to-period comparability listed in the table on page 3, FFO attributable to common shareholders plus assumed conversions, as adjusted (non-GAAP) for the years ended December 31, 2020 and 2019 was $483,044,000 and $666,207,000, or $2.53 and $3.49 per diluted share, respectively.

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The following table reconciles our net (loss) income attributable to common shareholders to net income (loss) attributable to common shareholders, as adjusted (non-GAAP):

(Amounts in thousands, except per share amounts)	For the Three Months Ended December 31,		For the Year Ended December 31,
	2020	2019	2020	2019
Net (loss) income attributable to common shareholders	$(209,127)	$193,217	$(348,744)	$3,097,806
Per diluted share	$(1.09)	$1.01	$(1.83)	$16.21

Certain expense (income) items that impact net (loss) income attributable to common shareholders:
Real estate impairment losses (primarily wholly owned retail assets in 2020)	$236,286	$565	$236,286	$8,065
After-tax net gain on sale of 220 Central Park South ("220 CPS") condominium units	(36,274)	(173,655)	(332,099)	(502,565)
Severance and other reduction-in-force related expenses	23,368	—	23,368	—
Transaction related costs	5,456	2,658	7,150	4,613
Our share of (income) loss from real estate fund investments	(1,657)	26,600	63,114	48,808
Mark-to-market decrease in Pennsylvania Real Estate Investment Trust ("PREIT") common shares (accounted for as a marketable security from March 12, 2019 and sold on January 23, 2020)	—	2,438	4,938	21,649
Non-cash impairment loss on our investment in Fifth Avenue and Times Square JV, reversing a portion of the $2.559 billion gain recognized on the April 2019 transfer to the Joint Venture attributable to the GAAP required write-up of the retained interest	—	—	409,060	—
608 Fifth Avenue lease liability extinguishment gain in 2020 and impairment loss and related write-offs in 2019	—	—	(70,260)	101,092
Credit losses on loans receivable resulting from a new GAAP accounting standard effective January 1, 2020	—	—	13,369	—
Severance accrual related to Hotel Pennsylvania closure, net of $3,145 of income tax benefit	—	—	6,101	—
Net gain on transfer to Fifth Avenue and Times Square retail JV, net of $11,945 attributable to noncontrolling interests	—	—	—	(2,559,154)
Net gains on sale of real estate (primarily our 25% interest in 330 Madison Avenue in 2019)	—	—	—	(178,769)
Net gain from sale of Urban Edge Properties ("UE") common shares (sold on March 4, 2019)	—	—	—	(62,395)
Prepayment penalty in connection with redemption of $400 million 5.00% senior unsecured notes due January 2022	—	—	—	22,540
Mark-to-market increase in Lexington Realty Trust common shares (sold on March 1, 2019)	—	—	—	(16,068)
Other	(3,551)	(4,692)	5,436	(7,505)
	223,628	(146,086)	366,463	(3,119,689)
Noncontrolling interests' share of above adjustments	(13,544)	9,250	(24,626)	198,599
Total of certain expense (income) items that impact net (loss) income attributable to common shareholders	$210,084	$(136,836)	$341,837	$(2,921,090)

Net income (loss) attributable to common shareholders, as adjusted (non-GAAP)	$957	$56,381	$(6,907)	$176,716
Per diluted share (non-GAAP)	$0.01	$0.29	$(0.04)	$0.92

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The following table reconciles our FFO attributable to common shareholders plus assumed conversions (non-GAAP) to FFO attributable to common shareholders plus assumed conversions, as adjusted (non-GAAP):

(Amounts in thousands, except per share amounts)	For the Three Months Ended December 31,		For the Year Ended December 31,
	2020	2019	2020	2019
FFO attributable to common shareholders plus assumed conversions (non-GAAP)(1)	$138,399	$311,876	$750,522	$1,003,398
Per diluted share (non-GAAP)	$0.72	$1.63	$3.93	$5.25

Certain (income) expense items that impact FFO attributable to common shareholders plus assumed conversions:
After-tax net gain on sale of 220 CPS condominium units	$(36,274)	$(173,655)	$(332,099)	$(502,565)
Severance and other reduction-in-force related expenses	23,368	—	23,368	—
Transaction related costs	5,456	2,658	7,150	4,613
Our share of (income) loss from real estate fund investments	(1,657)	26,600	63,114	48,808
608 Fifth Avenue lease liability extinguishment gain in 2020 and impairment loss and related write-offs in 2019	—	—	(70,260)	77,156
Credit losses on loans receivable resulting from a new GAAP accounting standard effective January 1, 2020	—	—	13,369	—
Severance accrual related to Hotel Pennsylvania closure, net of $3,145 of income tax benefit	—	—	6,101	—
Prepayment penalty in connection with redemption of $400 million 5.00% senior unsecured notes due January 2022	—	—	—	22,540
Other	(2,841)	(5,845)	2,510	(10,732)
	(11,948)	(150,242)	(286,747)	(360,180)
Noncontrolling interests' share of above adjustments	766	9,396	19,269	22,989
Total of certain (income) expense items that impact FFO attributable to common shareholders plus assumed conversions, net	$(11,182)	$(140,846)	$(267,478)	$(337,191)

FFO attributable to common shareholders plus assumed conversions, as adjusted (non-GAAP)	$127,217	$171,030	$483,044	$666,207
Per diluted share (non-GAAP)	$0.66	$0.89	$2.53	$3.49
____________________________________________________________
(1)    See page 14 for a reconciliation of our net (loss) income attributable to common shareholders to FFO attributable to common shareholders plus assumed conversions (non-GAAP) for the three months and years ended December 31, 2020 and 2019.

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COVID-19 Pandemic
Our business has been adversely affected as a result of the COVID-19 pandemic and the preventive measures taken to curb the spread of the virus. Some of the effects on us include the following:
•With the exception of grocery stores and other "essential" businesses, many of our retail tenants closed their stores in March 2020 and began reopening when New York City entered phase two of its reopening plan on June 22, 2020, however, there continue to be limitations on occupancy and other restrictions that affect their ability to resume full operations.
•While our buildings remain open, many of our office tenants are working remotely.
•We have closed the Hotel Pennsylvania. In connection with the closure, we accrued $9,246,000 of severance for furloughed Hotel Pennsylvania union employees and recognized a corresponding $3,145,000 income tax benefit for the year ended December 31, 2020.
•We cancelled trade shows at theMART from late March through the remainder of 2020 and expect to resume in 2021.
•Because certain of our development projects were deemed "non-essential," they were temporarily paused in March 2020 due to New York State executive orders and resumed once New York City entered phase one of its state mandated reopening plan on June 8, 2020.
•As of April 30, 2020, we placed 1,803 employees on furlough, which included 1,293 employees of Building Maintenance Services LLC ("BMS"), 414 employees at the Hotel Pennsylvania and 96 corporate staff employees. As of February 10, 2021, 50% of furloughed employees have returned to work. The remaining employees still on furlough are from BMS and the Hotel Pennsylvania.
•Effective April 1, 2020, our executive officers waived portions of their annual base salary for the remainder of 2020.
•Effective April 1, 2020, each non-management member of our Board of Trustees agreed to forgo their $75,000 annual cash retainer for the remainder of 2020.
While we believe our tenants are required to pay rent under their leases and we have commenced legal proceedings against certain tenants that have failed to pay rent under their leases, in limited circumstances, we have agreed to and may continue to agree to rent deferrals and rent abatements for certain of our tenants. We have made a policy election in accordance with the Financial Accounting Standards Board (“FASB”) Staff Q&A which provides relief in accounting for leases during the COVID-19 pandemic, allowing us to continue recognizing rental revenue on a straight-line basis for rent deferrals, with no impact to revenue recognition, and to recognize rent abatements as a reduction to rental revenue in the period granted.
For the quarter ended December 31, 2020, we collected 95% (97% including rent deferrals) of rent due from our tenants, comprised of 97% (99% including rent deferrals) from our office tenants and 88% (89% including rent deferrals) from our retail tenants. Rent deferrals generally require repayment in monthly installments over a period not to exceed twelve months.
Based on our assessment of the probability of rent collection of our lease receivables, we have written off $1,401,000 and $51,571,000 of receivables arising from the straight-lining of rents for the three and twelve months ended December 31, 2020, respectively, including the JCPenney retail lease at Manhattan Mall and the New York & Company, Inc. office lease at 330 West 34th Street. Both tenants have filed for Chapter 11 bankruptcy and rejected their leases during 2020. In addition, we have written off $1,360,000 and $22,546,000 of tenant receivables deemed uncollectible for the three and twelve months ended December 31, 2020, respectively. These write-offs resulted in a reduction of lease revenues and our share of income from partially owned entities. Prospectively, revenue recognition for tenant receivables deemed uncollectible will be based on actual amounts received.
In light of the evolving health, social, economic, and business environment, governmental regulation or mandates, and business disruptions that have occurred and may continue to occur, the impact of the COVID-19 pandemic on our financial condition and operating results remains highly uncertain but has been and may continue to be material. The impact on us includes lower rental income and potentially lower occupancy levels at our properties which will result in less cash flow available for operating costs, to pay our indebtedness and for distribution to our shareholders. During 2020, we experienced a decrease in cash flow from operations due to the COVID-19 pandemic, including reduced collections of rents billed to certain of our tenants, the closure of Hotel Pennsylvania, the cancellation of trade shows at theMART, and lower revenues from BMS and signage. In addition, we recognized $409,060,000 of non-cash impairment losses, net of noncontrolling interests, related to our investment in Fifth Avenue and Times Square JV which are included in “(loss) income from partially owned entities” and $236,286,000 of non-cash impairment losses primarily on wholly owned retail assets which are included in “impairment losses and transaction related costs, net” on our consolidated statements of income for the year ended December 31, 2020. The value of our real estate assets may continue to decline, which may result in additional non-cash impairment charges in future periods and that impact could be material.

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FFO, as Adjusted Bridge - Q4 2020 vs. Q4 2019
The following table bridges our FFO attributable to common shareholders plus assumed conversions, as adjusted (non-GAAP) for the three months ended December 31, 2019 to FFO attributable to common shareholders plus assumed conversions, as adjusted (non-GAAP) for the three months ended December 31, 2020:

(Amounts in millions, except per share amounts)	FFO, as Adjusted
	Amount	Per Share
FFO attributable to common shareholders plus assumed conversions, as adjusted (non-GAAP) for the three months ended December 31, 2019	$171.0	$0.89

(Decrease) increase in FFO, as adjusted due to:
Variable businesses:
Hotel Pennsylvania closed since April 1, 2020	(13.6)
Signage	(6.1)
Trade shows	(1.7)
Garages	(1.6)
BMS	(1.4)
	(24.4)
Tenant related items (inclusive of $4.8 decrease from JCPenney, $2.5 decrease from New York and Company, Inc. and $3.6 Ballast Point lease termination income in 2019)	(18.9)
PENN District out of service for redevelopment	(9.4)
Interest expense decrease (partially offset by lower capitalized interest) and other, net	6.2
	(46.5)
Noncontrolling interests' share of above items	2.7
Net decrease	(43.8)	(0.23)

FFO attributable to common shareholders plus assumed conversions, as adjusted (non-GAAP) for the three months ended December 31, 2020	$127.2	$0.66
See page 14 for reconciliations of our net (loss) income attributable to common shareholders to FFO attributable to common shareholders plus assumed conversions (non-GAAP) for the three months and years ended December 31, 2020 and 2019. Reconciliations of FFO attributable to common shareholders plus assumed conversions to FFO attributable to common shareholders plus assumed conversions, as adjusted are provided on page 3 of this press release.

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Dispositions:
PREIT
On January 23, 2020, we sold all of our 6,250,000 common shares of PREIT, realizing net proceeds of $28,375,000. We recorded a $4,938,000 loss (mark-to-market decrease) for the year ended December 31, 2020.
220 CPS
During the three months ended December 31, 2020, we closed on the sale of 5 condominium units at 220 CPS for net proceeds of $110,068,000 resulting in a financial statement net gain of $42,458,000 which is included in "net gains on disposition of wholly owned and partially owned assets" on our consolidated statements of income. In connection with these sales, $6,184,000 of income tax expense was recognized on our consolidated statements of income. During the year ended December 31, 2020, we closed on the sale of 35 condominium units at 220 CPS for net proceeds of $1,049,360,000 resulting in a financial statement net gain of $381,320,000 which is included in "net gains on disposition of wholly owned and partially owned assets" on our consolidated statements of income. In connection with these sales, $49,221,000 of income tax expense was recognized on our consolidated statements of income. From inception to December 31, 2020, we have closed on the sale of 100 units for net proceeds of $2,869,492,000 resulting in financial statement net gains of $1,066,937,000.
Financings:
On February 28, 2020, we increased our unsecured term loan balance to $800,000,000 (from $750,000,000) by exercising an accordion feature. Pursuant to an existing swap agreement, $750,000,000 of the loan bears interest at a fixed rate of 3.87% through October 2023, and the balance of $50,000,000 floats at a rate of LIBOR plus 1.00% (1.15% as of December 31, 2020). The entire $800,000,000 will float thereafter for the duration of the loan through February 2024.
On August 12, 2020, we amended the $700,000,000 mortgage loan on 770 Broadway, a 1.2 million square foot Manhattan office building, to extend the term one year through March 2022.
On September 14, 2020, Alexander's, Inc. (NYSE: ALX) ("Alexander's"), in which we have a 32.4% ownership interest, amended and extended the $350,000,000 mortgage loan on the retail condominium of 731 Lexington Avenue. Under the terms of the amendment, Alexander's paid down the loan by $50,000,000 to $300,000,000, extended the maturity date to August 2025 and guaranteed the interest payments and certain leasing costs. The principal of the loan is non-recourse to Alexander's. The interest-only loan is at LIBOR plus 1.40% (1.55% as of December 31, 2020) which has been swapped to a fixed rate of 1.72%.
On October 15, 2020, we completed a $500,000,000 refinancing of PENN11, a 1.2 million square foot Manhattan office building. The interest-only loan carries a rate of LIBOR plus 2.75% (2.90% as of December 31, 2020) and matures in October 2025, as fully extended. The loan replaces the previous $450,000,000 loan that bore interest at a fixed rate of 3.95% and was scheduled to mature in December 2020.
On October 23, 2020, Alexander's completed a $94,000,000 financing of The Alexander, a 312-unit residential building that is part of Alexander's residential and retail complex located in Rego Park, Queens, New York. The interest-only loan has a fixed rate of 2.63% and matures in November 2027.
On November 2, 2020, we repaid the $52,476,000 mortgage loan on our land under a portion of the Borgata Hotel and Casino complex. The 10-year fixed rate amortizing loan bore interest at 5.14% and was scheduled to mature in February 2021.
On November 24, 2020, Vornado sold 12,000,000 5.25% Series N cumulative redeemable preferred shares at a price of $25.00 per share, pursuant to an effective registration statement. Vornado received aggregate net proceeds of $291,182,000, after underwriters' discount and issuance costs and contributed the net proceeds to the Operating Partnership in exchange for 12,000,000 5.25% Series N preferred units (with economic terms that mirror those of the Series N preferred shares). Dividends on the Series N preferred shares/units are cumulative and payable quarterly in arrears. The Series N preferred shares/units are not convertible into, or exchangeable for, any of our properties or securities. On or after five years from the date of issuance (or sooner under limited circumstances), Vornado may redeem the Series N preferred shares/units at a redemption price of $25.00 per share, plus accrued and unpaid dividends through the date of redemption. The Series N preferred shares/units have no maturity date and will remain outstanding indefinitely unless redeemed by Vornado.

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Leasing Activity For The Three Months Ended December 31, 2020:
•163,000 square feet of New York Office space (144,000 square feet at share) at an initial rent of $75.55 per square foot and a weighted average lease term of 8.5 years. The changes in the GAAP and cash mark-to-market rent on the 122,000 square feet of second generation space were positive 4.7% and 0.5%, respectively. Tenant improvements and leasing commissions were $6.90 per square foot per annum, or 9.1% of initial rent.
•175,000 square feet of New York Retail space (125,000 square feet at share) at an initial rent of $75.82 per square foot and a weighted average lease term of 2.8 years. The changes in the GAAP and cash mark-to-market rent on the 117,000 square feet of second generation space were negative 19.1% and 21.6%, respectively. Tenant improvements and leasing commissions were $8.63 per square foot per annum, or 11.4% of initial rent.
•62,000 square feet at theMART (all at share) at an initial rent of $47.80 per square foot and a weighted average lease term of 7.0 years. The changes in the GAAP and cash mark-to-market rent on the 62,000 square feet of second generation space were positive 1.5% and negative 3.5%, respectively. Tenant improvements and leasing commissions were $1.61 per square foot per annum, or 3.4% of initial rent.
•271,000 square feet at 555 California Street (190,000 square feet at share), at an initial rent of $106.36 per square foot and a weighted average lease term of 9.2 years. The initial rent of $106.36 excludes the rent on a ten-year renewal option for 247,000 square feet (173,000 square feet at share) as the starting rent for this space will be determined in 2024 based on fair market value. The changes in the GAAP and cash mark-to-market rent on the 17,000 square feet of second generation space were positive 6.8% and negative 0.7%, respectively. Tenant improvements and leasing commissions were $2.95 per square foot per annum, or 2.8% of initial rent, excluding the ten-year renewal option for 247,000 square feet (173,000 square feet at share).
Leasing Activity For The Year Ended December 31, 2020:
•2,231,000 square feet of New York Office space (1,853,000 square feet at share) at an initial rent of $89.33 per square foot and a weighted average lease term of 14.4 years. Includes 730,000 square feet (694,000 at our share) for the new Facebook lease at Farley Office and 633,000 square feet (348,000 at our share) for the New York University long-term renewal at One Park Avenue. The initial rent of $89.33 excludes the rent on 174,000 square feet (all at share) as the starting rent for this space will be determined later in 2021 based on fair market value. The changes in the GAAP and cash mark-to-market rent on the 899,000 square feet of second generation space were positive 11.0% and 4.6%, respectively. Tenant improvements and leasing commissions were $8.75 per square foot per annum, or 9.8% of initial rent.
•238,000 square feet of New York Retail space (184,000 square feet at share) at an initial rent of $136.29 per square foot and a weighted average lease term of 4.0 years. The changes in the GAAP and cash mark-to-market rent on the 159,000 square feet of second generation space were positive 1.3% and negative 5.9%, respectively. Tenant improvements and leasing commissions were $16.80 per square foot per annum, or 12.3% of initial rent.
•379,000 square feet at theMART (all at share) at an initial rent of $49.74 per square foot and a weighted average lease term of 8.5 years. The changes in the GAAP and cash mark-to-market rent on the 374,000 square feet of second generation space were positive 1.5% and negative 1.9%, respectively. Tenant improvements and leasing commissions were $3.89 per square foot per annum, or 7.8% of initial rent.
•371,000 square feet at 555 California Street (260,000 square feet at share) at an initial rent of $108.92 per square foot and a weighted average lease term of 8.0 years. The initial rent of $108.92 excludes the rent on a ten-year renewal option for 247,000 square feet (173,000 square feet at share) as the starting rent for this space will be determined in 2024 based on fair market value. The changes in the GAAP and cash mark-to-market rent on the 87,000 square feet of second generation space were positive 54.7% and 39.7%, respectively. Tenant improvements and leasing commissions were $6.94 per square foot per annum, or 6.4% of initial rent, excluding the ten-year renewal option for 247,000 square feet (173,000 square feet at share).

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Same Store Net Operating Income ("NOI") At Share:
The percentage (decrease) increase in same store NOI at share and same store NOI at share - cash basis of our New York segment, theMART and 555 California Street are summarized below.

				555 California Street
	Total	New York	theMART
Same store NOI at share % (decrease) increase(1):
Three months ended December 31, 2020 compared to December 31, 2019	(11.3)%	(10.8)%	(24.2)%	0.2%
Year ended December 31, 2020 compared to December 31, 2019	(13.8)%	(12.7)%	(32.5)%	0.6%
Three months ended December 31, 2020 compared to September 30, 2020	6.4%	5.9%	30.8%	(6.6)%
Same store NOI at share - cash basis % (decrease) increase(1):
Three months ended December 31, 2020 compared to December 31, 2019	(10.2)%	(9.4)%	(26.1)%	3.1%
Year ended December 31, 2020 compared to December 31, 2019	(8.3)%	(6.3)%	(29.5)%	0.9%
Three months ended December 31, 2020 compared to September 30, 2020	1.4%	1.7%	2.8%	(3.8)%
____________________
(1)See pages 16 through 21 for same store NOI at share and same store NOI at share - cash basis reconciliations.

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NOI At Share:
The elements of our New York and Other NOI at share for the three months and years ended December 31, 2020 and 2019 and the three months ended September 30, 2020 are summarized below.

(Amounts in thousands)	For the Three Months Ended			For the Year Ended December 31,
	December 31,		September 30, 2020
	2020	2019		2020	2019
New York:
Office(1)(2)	$167,865	$183,925	$159,981	$672,495	$724,526
Retail(1)(3)	38,146	59,728	35,294	147,299	273,217
Residential	4,083	5,835	4,536	20,687	23,363
Alexander's(4)	10,259	10,626	6,830	35,912	44,325
Hotel Pennsylvania(5)	(7,809)	6,170	(16,821)	(42,502)	7,397
Total New York	212,544	266,284	189,820	833,891	1,072,828

Other:
theMART(6)	17,091	22,712	13,171	69,178	102,071
555 California Street	14,638	14,533	15,618	60,324	59,657
Other investments(7)	4,220	2,037	1,924	9,186	25,221
Total Other	35,949	39,282	30,713	138,688	186,949

NOI at share	$248,493	$305,566	$220,533	$972,579	$1,259,777
____________________
(1)    Reflects the transfer of 45.4% of common equity in the properties contributed to Fifth Avenue and Times Square JV on April 18, 2019.
(2)    Includes the impact of non-cash write-offs of receivables arising from the straight-lining of rents, including the New York & Company, Inc. lease at 330 West 34th Street, of $585, $4,368 and $18,173, respectively, for the three months ended December 31, 2020 and September 30, 2020 and the year ended December 31, 2020. In addition, includes the impact of write-offs of tenant receivables deemed uncollectible of $650, $5,112 and $6,702, respectively, for the three months ended December 31, 2020 and September 30, 2020 and the year ended December 31, 2020.
(3)    Includes the impact of non-cash write-offs of receivables arising from the straight-lining of rents, including the JCPenney lease at Manhattan Mall, of $752, $4,688 and $25,876, respectively, for the three months ended December 31, 2020 and September 30, 2020 and the year ended December 31, 2020. In addition, includes the impact of write-offs of tenant receivables deemed uncollectible of $618, $4,668 and $12,017, respectively, for the three months ended December 31, 2020 and September 30, 2020 and the year ended December 31, 2020. The year ended December 31, 2019 includes $14,010 of non-cash write-offs of receivables arising from the straight-lining of rents.
(4)    The year ended December 31, 2020 includes $3,511 of non-cash write-offs of receivables arising from the straight-lining of rents and $1,335 of write-offs of tenant receivables deemed uncollectible.
(5)    The Hotel Pennsylvania has been closed since April 1, 2020 as a result of the COVID-19 pandemic. The three months ended September 30, 2020 and year ended December 31, 2020 include a $9,246 severance accrual for furloughed union employees.
(6)    The decrease in NOI at share is primarily due to the effects of the COVID-19 pandemic, causing trade shows to be cancelled from late March 2020 through the remainder of the year. Additionally, the year ended December 31, 2020 includes $2,722 of non-cash write-offs of receivables arising from the straight-lining of rents and $1,742 of write-offs of tenant receivables deemed uncollectible.
(7)    2019 includes our share of PREIT (accounted for as a marketable security from March 12, 2019 and sold on January 23, 2020) and UE (sold on March 4, 2019).

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NOI At Share - Cash Basis:
The elements of our New York and Other NOI at share - cash basis for the three months and years ended December 31, 2020 and 2019 and the three months ended September 30, 2020 are summarized below.

(Amounts in thousands)	For the Three Months Ended			For the Year Ended December 31,
	December 31,		September 30, 2020
	2020	2019		2020	2019
New York:
Office(1)(2)	$166,925	$180,762	$162,357	$691,755	$718,734
Retail(1)(3)	34,256	54,357	36,476	158,686	267,655
Residential	3,828	5,763	4,178	19,369	21,894
Alexander's(4)	11,163	10,773	9,899	42,737	45,093
Hotel Pennsylvania(5)	(7,223)	6,052	(16,829)	(41,941)	7,134
Total New York	208,949	257,707	196,081	870,606	1,060,510

Other:
theMART(6)	18,075	24,646	17,706	76,251	108,130
555 California Street	14,947	14,491	15,530	60,917	60,156
Other investments(7)	4,521	2,132	2,197	11,051	24,921
Total Other	37,543	41,269	35,433	148,219	193,207

NOI at share - cash basis	$246,492	$298,976	$231,514	$1,018,825	$1,253,717
____________________
(1)    Reflects the transfer of 45.4% of common equity in the properties contributed to Fifth Avenue and Times Square JV on April 18, 2019.
(2)    Includes the impact of write-offs of tenant receivables deemed uncollectible of $650, $5,112 and $6,702, respectively, for the three months ended December 31, 2020 and September 30, 2020 and the year ended December 31, 2020.
(3)    Includes the impact of write-offs of tenant receivables deemed uncollectible of $618, $4,668 and $12,017, respectively, for the three months ended December 31, 2020 and September 30, 2020 and the year ended December 31, 2020.
(4)    The year ended December 31, 2020 includes $1,335 of write-offs of tenant receivables deemed uncollectible.
(5)    The Hotel Pennsylvania has been closed since April 1, 2020 as a result of the COVID-19 pandemic. The three months ended September 30, 2020 and year ended December 31, 2020 include a $9,246 severance accrual for furloughed union employees.
(6)    The decrease in NOI at share - cash basis is primarily due to the effects of the COVID-19 pandemic, causing trade shows to be cancelled from late March 2020 through the remainder of the year. Additionally, the year ended December 31, 2020 includes $1,742 of write-offs of tenant receivables deemed uncollectible.
(7)    2019 includes our share of PREIT (accounted for as a marketable security from March 12, 2019 and sold on January 23, 2020) and UE (sold on March 4, 2019).

NYSE: VNO | WWW.VNO.COM	PAGE 10 OF 21

Penn District - Active Development/Redevelopment Summary as of December 31, 2020

(Amounts in thousands of dollars, except square feet)
		Property Rentable Sq. Ft.							Projected Incremental Cash Yield
Active Penn District Projects	Segment		Budget(1)		Amount Expended		Remainder to be Expended	Stabilization Year
Farley (95% interest)	New York	844,000	1,120,000	(2)(3)	791,994	(2)	328,006	2022	6.4%
PENN2 - as expanded(4)	New York	1,795,000	750,000		91,219		658,781	2025	9.0%
PENN1 (including LIRR Concourse Retail)(5)	New York	2,545,000	450,000	(6)	167,894		282,106	N/A	12.2%	(5)(7)
Districtwide Improvements	New York	N/A	100,000		19,618		80,382	N/A	N/A
Total Active Penn District Projects			2,420,000		1,070,725		1,349,275		8.0%
________________________________
(1)    Excluding debt and equity carry.
(2)    Net of 154,000 of historic tax credit investor contributions, of which 88,000 has been funded to date (at our 95% share).
(3)    Increase in budget of 90,000 is primarily due to higher projected tenant improvement allowances for the office, restaurant and retail space.
(4)    PENN2 estimated impact on cash basis NOI and FFO of square feet taken out of service:

	2021	2022
Square feet out of service at end of year	1,190,000	1,210,000
Year-over-year reduction in Cash Basis NOI(i)	(19,000)	—
Year-over-year reduction in FFO(ii)	(7,000)	—
________________________________
(i) After capitalization of real estate taxes and operating expenses on space out of service.
(ii) Net of capitalized interest on space out of service under redevelopment.

(5)    Property is ground leased through 2098, as fully extended. Fair market value resets occur in 2023, 2048 and 2073. The 12.2% projected return is before the ground rent reset in 2023, which may be material.
(6)    Increase in budget of 125,000 is primarily due to the addition of the LIRR Concourse Retail project and sustainability initiatives, including the installation of triple pane high energy performance windows and the implementation of an electrification program to allow the building to access more clean renewable electricity.
(7)    Achieved as existing leases roll; average remaining lease term 4.9 years.

There can be no assurance that the above projects will be completed, completed on schedule or within budget. In addition, there can be no assurance that the Company will be successful in leasing the properties on the expected schedule or at the assumed rental rates.
Conference Call and Audio Webcast
As previously announced, the Company will host a quarterly earnings conference call and an audio webcast on Wednesday, February 17, 2021 at 10:00 a.m. Eastern Time (ET). The conference call can be accessed by dialing 888-771-4371 (domestic) or 847-585-4405 (international) and indicating to the operator the passcode 50075822. A live webcast of the conference call will be available on Vornado’s website at www.vno.com in the Investor Relations section and an online playback of the webcast will be available on the website following the conference call.
Contact
Thomas J. Sanelli
(212) 894-7000
Supplemental Financial Information
Further details regarding results of operations, properties and tenants can be accessed at the Company’s website www.vno.com. Vornado Realty Trust is a fully - integrated equity real estate investment trust.
Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a discussion of factors that could materially affect the outcome of our forward-looking statements and our future results and financial condition, see “Risk Factors” in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2020. Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors. Currently, one of the most significant factors is the ongoing adverse effect of the COVID-19 pandemic on our business, financial condition, results of operations, cash flows, operating performance and the effect it has had and may continue to have on our tenants, the global, national, regional and local economies and financial markets and the real estate market in general. The extent of the impact of the COVID-19 pandemic will depend on future developments, including the duration of the pandemic, which are highly uncertain at this time but that impact could be material. Moreover, you are cautioned that the COVID-19 pandemic will heighten many of the risks identified in "Item 1A. Risk Factors" in Part I of our Annual Report on Form 10-K for the year ended December 31, 2020.

NYSE: VNO | WWW.VNO.COM	PAGE 11 OF 21

VORNADO REALTY TRUST
CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)	As of		Increase (Decrease)
	December 31, 2020	December 31, 2019
ASSETS
Real estate, at cost:
Land	$2,420,054	$2,591,261	$(171,207)
Buildings and improvements	7,933,030	7,953,163	(20,133)
Development costs and construction in progress	1,604,637	1,490,614	114,023
Moynihan Train Hall development expenditures	—	914,960	(914,960)
Leasehold improvements and equipment	130,222	124,014	6,208
Total	12,087,943	13,074,012	(986,069)
Less accumulated depreciation and amortization	(3,169,446)	(3,015,958)	(153,488)
Real estate, net	8,918,497	10,058,054	(1,139,557)
Right-of-use assets	367,365	379,546	(12,181)
Cash and cash equivalents	1,624,482	1,515,012	109,470
Restricted cash	105,887	92,119	13,768
Marketable securities	—	33,313	(33,313)
Tenant and other receivables	77,658	95,733	(18,075)
Investments in partially owned entities	3,491,107	3,999,165	(508,058)
Real estate fund investments	3,739	222,649	(218,910)
220 Central Park South condominium units ready for sale	128,215	408,918	(280,703)
Receivable arising from the straight-lining of rents	674,075	742,206	(68,131)
Deferred leasing costs, net	372,919	353,986	18,933
Identified intangible assets, net	23,856	30,965	(7,109)
Other assets	434,022	355,347	78,675
Total assets	$16,221,822	$18,287,013	$(2,065,191)
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgages payable, net	$5,580,549	$5,639,897	$(59,348)
Senior unsecured notes, net	446,685	445,872	813
Unsecured term loan, net	796,762	745,840	50,922
Unsecured revolving credit facilities	575,000	575,000	—
Lease liabilities	401,008	498,254	(97,246)
Moynihan Train Hall obligation	—	914,960	(914,960)
Special dividend/distribution payable	—	398,292	(398,292)
Accounts payable and accrued expenses	427,202	440,049	(12,847)
Deferred revenue	40,110	59,429	(19,319)
Deferred compensation plan	105,564	103,773	1,791
Other liabilities	294,520	265,754	28,766
Total liabilities	8,667,400	10,087,120	(1,419,720)
Redeemable noncontrolling interests	606,267	888,915	(282,648)
Shareholders' equity	6,533,198	6,732,030	(198,832)
Noncontrolling interests in consolidated subsidiaries	414,957	578,948	(163,991)
Total liabilities, redeemable noncontrolling interests and equity	$16,221,822	$18,287,013	$(2,065,191)

NYSE: VNO | WWW.VNO.COM	PAGE 12 OF 21

VORNADO REALTY TRUST
OPERATING RESULTS

(Amounts in thousands, except per share amounts)	For the Three Months Ended December 31,		For the Year Ended December 31,
	2020	2019	2020	2019
Revenues	$376,431	$460,968	$1,527,951	$1,924,700

(Loss) income from continuing operations	$(208,726)	$160,621	$(461,845)	$3,334,292
Income (loss) from discontinued operations	—	55	—	(30)
Net (loss) income	(208,726)	160,676	(461,845)	3,334,262
Less net (income) loss attributable to noncontrolling interests in:
Consolidated subsidiaries	(1,109)	58,592	139,894	24,547
Operating Partnership	14,856	(13,518)	24,946	(210,872)
Net (loss) income attributable to Vornado	(194,979)	205,750	(297,005)	3,147,937
Preferred share dividends	(14,148)	(12,533)	(51,739)	(50,131)
Net (loss) income attributable to common shareholders	$(209,127)	$193,217	$(348,744)	$3,097,806

(Loss) income per common share - basic:
Net (loss) income per common share	$(1.09)	$1.01	$(1.83)	$16.23
Weighted average shares outstanding	191,279	190,916	191,146	190,801

(Loss) income per common share - diluted:
Net (loss) income per common share	$(1.09)	$1.01	$(1.83)	$16.21
Weighted average shares outstanding	191,279	191,140	191,146	191,053

FFO attributable to common shareholders plus assumed conversions (non-GAAP)	$138,399	$311,876	$750,522	$1,003,398
Per diluted share (non-GAAP)	$0.72	$1.63	$3.93	$5.25

FFO attributable to common shareholders plus assumed conversions, as adjusted (non-GAAP)	$127,217	$171,030	$483,044	$666,207
Per diluted share (non-GAAP)	$0.66	$0.89	$2.53	$3.49

Weighted average shares used in determining FFO attributable to common shareholders plus assumed conversions per diluted share	191,304	191,140	191,193	191,051
FFO is computed in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as GAAP net income or loss adjusted to exclude net gains from sales of depreciable real estate assets, real estate impairment losses, depreciation and amortization expense from real estate assets and other specified items, including the pro rata share of such adjustments of unconsolidated subsidiaries. FFO and FFO per diluted share are non-GAAP financial measures used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. FFO does not represent cash generated from operating activities and is not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income as a performance measure or cash flow as a liquidity measure. FFO may not be comparable to similarly titled measures employed by other companies. In addition to FFO attributable to common shareholders plus assumed conversions, we also disclose FFO attributable to common shareholders plus assumed conversions, as adjusted. Although this non-GAAP measure clearly differs from NAREIT’s definition of FFO, we believe it provides a meaningful presentation of operating performance. Reconciliations of net (loss) income attributable to common shareholders to FFO attributable to common shareholders plus assumed conversions are provided on the following page. Reconciliations of FFO attributable to common shareholders plus assumed conversions to FFO attributable to common shareholders plus assumed conversions, as adjusted are provided on page 3 of this press release.

NYSE: VNO | WWW.VNO.COM	PAGE 13 OF 21

VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS

The following table reconciles net (loss) income attributable to common shareholders to FFO attributable to common shareholders plus assumed conversions:

(Amounts in thousands, except per share amounts)	For the Three Months Ended December 31,		For the Year Ended December 31,
	2020	2019	2020	2019
Net (loss) income attributable to common shareholders	$(209,127)	$193,217	$(348,744)	$3,097,806
Per diluted share	$(1.09)	$1.01	$(1.83)	$16.21

FFO adjustments:
Depreciation and amortization of real property	$99,196	$85,609	$368,556	$389,024
Real estate impairment losses	236,286	565	236,286	32,001
Net gain on transfer to Fifth Avenue and Times Square JV on April 18, 2019, net of $11,945 attributable to noncontrolling interests	—	—	—	(2,559,154)
Net losses (gains) on sale of real estate	—	58	—	(178,711)
Net gain from sale of UE common shares (sold on March 4, 2019)	—	—	—	(62,395)
Decrease (increase) in fair value of marketable securities:
PREIT (accounted for as a marketable security from March 12, 2019 and sold on January 23, 2020)	—	2,438	4,938	21,649
Lexington (sold on March 1, 2019)	—	—	—	(16,068)
Other	—	—	—	(48)
Proportionate share of adjustments to equity in net income of partially owned entities to arrive at FFO:
Non-cash impairment loss on our investment in Fifth Avenue and Times Square JV, reversing a portion of the $2.559 billion gain recognized on the April 2019 transfer to the Joint Venture attributable to the GAAP required write-up of the retained interest	—	—	409,060	—
Depreciation and amortization of real property	37,500	37,389	156,646	134,706
(Increase) decrease in fair value of marketable securities	(710)	864	2,801	2,852
	372,272	126,923	1,178,287	(2,236,144)
Noncontrolling interests' share of above adjustments	(24,757)	(8,278)	(79,068)	141,679
FFO adjustments, net	$347,515	$118,645	$1,099,219	$(2,094,465)

FFO attributable to common shareholders	138,388	311,862	750,475	1,003,341
Convertible preferred share dividends	11	14	47	57
FFO attributable to common shareholders plus assumed conversions	$138,399	$311,876	$750,522	$1,003,398
Per diluted share	$0.72	$1.63	$3.93	$5.25

Reconciliation of weighted average shares outstanding:
Weighted average common shares outstanding	191,279	190,916	191,146	190,801
Effect of dilutive securities:
Convertible preferred shares	25	33	28	34
Employee stock options and restricted share awards	—	191	19	216
Denominator for FFO per diluted share	191,304	191,140	191,193	191,051

NYSE: VNO | WWW.VNO.COM	PAGE 14 OF 21

VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS - CONTINUED

Below is a reconciliation of net (loss) income to NOI at share and NOI at share - cash basis for the three months and year ended December 31, 2020 and 2019 and the three months ended September 30, 2020.

	For the Three Months Ended			For the Year Ended December 31,
(Amounts in thousands)	December 31,		September 30, 2020
	2020	2019		2020	2019
Net (loss) income	$(208,726)	$160,676	$68,736	$(461,845)	$3,334,262
Depreciation and amortization expense	107,084	92,926	107,013	399,695	419,107
General and administrative expense	61,254	39,791	32,407	181,509	169,920
Impairment losses and transaction related costs, net	242,593	3,223	584	174,027	106,538
(Income) loss from partially owned entities	(24,567)	(22,726)	80,909	329,112	(78,865)
Loss from real estate fund investments	999	90,302	13,823	226,327	104,082
Interest and other investment (income) loss, net	(1,569)	(5,889)	(1,729)	5,499	(21,819)
Interest and debt expense	54,633	59,683	57,371	229,251	286,623
Net gain on transfer to Fifth Avenue and Times Square JV	—	—	—	—	(2,571,099)
Net gains on disposition of wholly owned and partially owned assets	(42,458)	(203,835)	(214,578)	(381,320)	(845,499)
Income tax (benefit) expense	(1,801)	22,897	23,781	36,630	103,439
(Income) loss from discontinued operations	—	(55)	—	—	30
NOI from partially owned entities	76,952	85,990	78,175	306,495	322,390
NOI attributable to noncontrolling interests in consolidated subsidiaries	(15,901)	(17,417)	(25,959)	(72,801)	(69,332)
NOI at share	248,493	305,566	220,533	972,579	1,259,777
Non cash adjustments for straight-line rents, amortization of acquired below-market leases, net and other	(2,001)	(6,590)	10,981	46,246	(6,060)
NOI at share - cash basis	$246,492	$298,976	$231,514	$1,018,825	$1,253,717

NOI at share represents total revenues less operating expenses including our share of partially owned entities. NOI at share - cash basis represents NOI at share adjusted to exclude straight-line rental income and expense, amortization of acquired below and above market leases, net and other non-cash adjustments. We consider NOI at share - cash basis to be the primary non-GAAP financial measure for making decisions and assessing the unlevered performance of our segments as it relates to the total return on assets as opposed to the levered return on equity. As properties are bought and sold based on NOI at share - cash basis, we utilize this measure to make investment decisions as well as to compare the performance of our assets to that of our peers. NOI at share and NOI at share - cash basis should not be considered alternatives to net income or cash flow from operations and may not be comparable to similarly titled measures employed by other companies. NOI at share - cash basis includes rent that has been deferred as a result of the COVID-19 pandemic. Rent deferrals generally require repayment in monthly installments over a period of time not to exceed twelve months.

NYSE: VNO | WWW.VNO.COM	PAGE 15 OF 21

VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS - CONTINUED

Below are reconciliations of NOI at share to same store NOI at share for our New York segment, theMART, 555 California Street and other investments for the three months ended December 31, 2020 compared to December 31, 2019.

(Amounts in thousands)	Total	New York	theMART	555 California Street	Other
NOI at share for the three months ended December 31, 2020	$248,493	$212,544	$17,091	$14,638	$4,220
Less NOI at share from:
Development properties	(5,011)	(5,011)	—	—	—
Hotel Pennsylvania (closed beginning April 1, 2020)	7,810	7,810	—	—	—
Other non-same store income, net	(7,032)	(2,812)	—	—	(4,220)
Same store NOI at share for the three months ended December 31, 2020	$244,260	$212,531	$17,091	$14,638	$—

NOI at share for the three months ended December 31, 2019	$305,566	$266,284	$22,712	$14,533	$2,037
Less NOI at share from:
Development properties	(14,626)	(14,626)	—	—	—
Hotel Pennsylvania (closed beginning April 1, 2020)	(6,168)	(6,168)	—	—	—
Other non-same store (income) expense, net	(9,376)	(7,237)	(173)	71	(2,037)
Same store NOI at share for the three months ended December 31, 2019	$275,396	$238,253	$22,539	$14,604	$—

(Decrease) increase in same store NOI at share for the three months ended December 31, 2020 compared to December 31, 2019	$(31,136)	$(25,722)	$(5,448)	$34	$—

% (decrease) increase in same store NOI at share	(11.3)%	(10.8)%	(24.2)%	0.2%	—%

Same store NOI at share represents NOI at share from operations which are in service in both the current and prior year reporting periods. Same store NOI at share - cash basis is same store NOI at share adjusted to exclude straight-line rental income and expense, amortization of acquired below and above market leases, net and other non-cash adjustments. We present these non-GAAP measures to (i) facilitate meaningful comparisons of the operational performance of our properties and segments, (ii) make decisions on whether to buy, sell or refinance properties, and (iii) compare the performance of our properties and segments to those of our peers. Same store NOI at share and same store NOI at share - cash basis should not be considered alternatives to net income or cash flow from operations and may not be comparable to similarly titled measures employed by other companies.

NYSE: VNO | WWW.VNO.COM	PAGE 16 OF 21

VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS - CONTINUED

Below are reconciliations of NOI at share - cash basis to same store NOI at share - cash basis for our New York segment, theMART, 555 California Street and other investments for the three months ended December 31, 2020 compared to December 31, 2019.

(Amounts in thousands)	Total	New York	theMART	555 California Street	Other
NOI at share - cash basis for the three months ended December 31, 2020	$246,492	$208,949	$18,075	$14,947	$4,521
Less NOI at share - cash basis from:
Development properties	(7,194)	(7,194)	—	—	—
Hotel Pennsylvania (closed beginning April 1, 2020)	7,223	7,223	—	—	—
Other non-same store income, net	(7,984)	(3,463)	—	—	(4,521)
Same store NOI at share - cash basis for the three months ended December 31, 2020	$238,537	$205,515	$18,075	$14,947	$—

NOI at share - cash basis for the three months ended December 31, 2019	$298,976	$257,707	$24,646	$14,491	$2,132
Less NOI at share - cash basis from:
Development properties	(16,308)	(16,308)	—	—	—
Hotel Pennsylvania (closed beginning April 1, 2020)	(6,050)	(6,050)	—	—	—
Other non-same store income, net	(10,882)	(8,577)	(173)	—	(2,132)
Same store NOI at share - cash basis for the three months ended December 31, 2019	$265,736	$226,772	$24,473	$14,491	$—

(Decrease) increase in same store NOI at share - cash basis for the three months ended December 31, 2020 compared to December 31, 2019	$(27,199)	$(21,257)	$(6,398)	$456	$—

% (decrease) increase in same store NOI at share - cash basis	(10.2)%	(9.4)%	(26.1)%	3.1%	—%

NYSE: VNO | WWW.VNO.COM	PAGE 17 OF 21

VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS - CONTINUED

Below are reconciliations of NOI at share to same store NOI at share for our New York segment, theMART, 555 California Street and other investments for the year ended December 31, 2020 compared to December 31, 2019.

(Amounts in thousands)	Total	New York	theMART	555 California Street	Other
NOI at share for the year ended December 31, 2020	$972,579	$833,891	$69,178	$60,324	$9,186
Less NOI at share from:
Development properties	(30,946)	(30,946)	—	—	—
Hotel Pennsylvania (closed beginning April 1, 2020)	33,146	33,146	—	—	—
Other non-same store (income) expense, net	(27,898)	(18,361)	(524)	173	(9,186)
Same store NOI at share for the year ended December 31, 2020	$946,881	$817,730	$68,654	$60,497	$—

NOI at share for the year ended December 31, 2019	$1,259,777	$1,072,828	$102,071	$59,657	$25,221
Less NOI at share from:
Change in ownership interests in properties contributed to Fifth Avenue and Times Square JV	(35,770)	(35,770)	—	—	—
Dispositions	(7,420)	(7,420)	—	—	—
Development properties	(68,063)	(68,063)	—	—	—
Hotel Pennsylvania (closed beginning April 1, 2020)	(13,212)	(13,212)	—	—	—
Other non-same store (income) expense, net	(36,827)	(11,722)	(354)	470	(25,221)
Same store NOI at share for the year ended December 31, 2019	$1,098,485	$936,641	$101,717	$60,127	$—

(Decrease) increase in same store NOI at share for the year ended December 31, 2020 compared to December 31, 2019	$(151,604)	$(118,911)	$(33,063)	$370	$—

% (decrease) increase in same store NOI at share	(13.8)%	(12.7)%	(32.5)%	0.6%	—%

NYSE: VNO | WWW.VNO.COM	PAGE 18 OF 21

VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS - CONTINUED

Below are reconciliations of NOI at share - cash basis to same store NOI at share - cash basis for our New York segment, theMART, 555 California Street and other investments for the year ended December 31, 2020 compared to December 31, 2019.

(Amounts in thousands)	Total	New York	theMART	555 California Street	Other
NOI at share - cash basis for the year ended December 31, 2020	$1,018,825	$870,606	$76,251	$60,917	$11,051
Less NOI at share - cash basis from:
Development properties	(42,531)	(42,531)	—	—	—
Hotel Pennsylvania (closed beginning April 1, 2020)	32,576	32,576	—	—	—
Other non-same store (income) expense, net	(39,271)	(27,672)	(553)	5	(11,051)
Same store NOI at share - cash basis for the year ended December 31, 2020	$969,599	$832,979	$75,698	$60,922	$—

NOI at share - cash basis for the year ended December 31, 2019	$1,253,717	$1,060,510	$108,130	$60,156	$24,921
Less NOI at share - cash basis from:
Change in ownership interests in properties contributed to Fifth Avenue and Times Square JV	(32,905)	(32,905)	—	—	—
Dispositions	(8,219)	(8,219)	—	—	—
Development properties	(87,856)	(87,856)	—	—	—
Hotel Pennsylvania (closed beginning April 1, 2020)	(12,997)	(12,997)	—	—	—
Other non-same store (income) expense, net	(54,571)	(29,207)	(692)	249	(24,921)
Same store NOI at share - cash basis for the year ended December 31, 2019	$1,057,169	$889,326	$107,438	$60,405	$—

(Decrease) increase in same store NOI at share - cash basis for the year ended December 31, 2020 compared to December 31, 2019	$(87,570)	$(56,347)	$(31,740)	$517	$—

% (decrease) increase in same store NOI at share - cash basis	(8.3)%	(6.3)%	(29.5)%	0.9%	—%

NYSE: VNO | WWW.VNO.COM	PAGE 19 OF 21

VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS - CONTINUED

Below are reconciliations of NOI at share to same store NOI at share for our New York segment, theMART, 555 California Street and other investments for the three months ended December 31, 2020 compared to September 30, 2020.

(Amounts in thousands)	Total	New York	theMART	555 California Street	Other
NOI at share for the three months ended December 31, 2020	$248,493	$212,544	$17,091	$14,638	$4,220
Less NOI at share from:
Development properties	(5,011)	(5,011)	—	—	—
Hotel Pennsylvania (closed beginning April 1, 2020)	7,810	7,810	—	—	—
Other non-same store income, net	(6,109)	(1,889)	—	—	(4,220)
Same store NOI at share for the three months ended December 31, 2020	$245,183	$213,454	$17,091	$14,638	$—

NOI at share for the three months ended September 30, 2020	$220,533	$189,820	$13,171	$15,618	$1,924
Less NOI at share from:
Development properties	(4,288)	(4,288)	—	—	—
Hotel Pennsylvania (closed beginning April 1, 2020)	16,822	16,822	—	—	—
Other non-same store (income) expense, net	(2,714)	(737)	(101)	48	(1,924)
Same store NOI at share for the three months ended September 30, 2020	$230,353	$201,617	$13,070	$15,666	$—

Increase (decrease) in same store NOI at share for the three months ended December 31, 2020 compared to September 30, 2020	$14,830	$11,837	$4,021	$(1,028)	$—

% increase (decrease) in same store NOI at share	6.4%	5.9%	30.8%	(6.6)%	—%

NYSE: VNO | WWW.VNO.COM	PAGE 20 OF 21

VORNADO REALTY TRUST
NON-GAAP RECONCILIATIONS - CONTINUED

Below are reconciliations of NOI at share - cash basis to same store NOI at share - cash basis for our New York segment, theMART, 555 California Street and other investments for the three months ended December 31, 2020 compared to September 30, 2020.

(Amounts in thousands)	Total	New York	theMART	555 California Street	Other
NOI at share - cash basis for the three months ended December 31, 2020	$246,492	$208,949	$18,075	$14,947	$4,521
Less NOI at share - cash basis from:
Development properties	(7,194)	(7,194)	—	—	—
Hotel Pennsylvania (closed beginning April 1, 2020)	7,223	7,223	—	—	—
Other non-same store income, net	(7,057)	(2,536)	—	—	(4,521)
Same store NOI at share - cash basis for the three months ended December 31, 2020	$239,464	$206,442	$18,075	$14,947	$—

NOI at share - cash basis for the three months ended September 30, 2020	$231,514	$196,081	$17,706	$15,530	$2,197
Less NOI at share - cash basis from:
Development properties	(7,733)	(7,733)	—	—	—
Hotel Pennsylvania (closed beginning April 1, 2020)	16,830	16,830	—	—	—
Other non-same store (income) expense, net	(4,518)	(2,196)	(130)	5	(2,197)
Same store NOI at share - cash basis for the three months ended September 30, 2020	$236,093	$202,982	$17,576	$15,535	$—

Increase (decrease) in same store NOI at share - cash basis for the three months ended December 31, 2020 compared to September 30, 2020	$3,371	$3,460	$499	$(588)	$—

% increase (decrease) in same store NOI at share - cash basis	1.4%	1.7%	2.8%	(3.8)%	—%

NYSE: VNO | WWW.VNO.COM	PAGE 21 OF 21